Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement (No. 033-79342) on Form S-8 of Rocky Mountain Chocolate Factory, Inc. of our report dated August 26, 2009, with respect to the Statements of Net Assets Available for Benefits of Rocky Mountain Chocolate Factory, Inc. 401(k) Plan as of February 28, 2009 and February 29, 2008, the related Statement of Changes in Net Assets Available for Benefits for the year ended February 28, 2009, and the related supplemental schedule of Schedule H, Part IV, line 4i — Schedule of Assets (Held at End of Year) as of February 28, 2009, which report appears in the February 28, 2009 annual report on Form 11-K of Rocky Mountain Chocolate Factory, Inc. 401(k) Plan.
Ehrhardt Keefe Steiner & Hottman PC
August 26, 2009
Denver, Colorado